Exhibit 10.1

BOARD REPRESENTATION AND STANDSTILL AGREEMENT

THIS BOARD REPRESENTATION AND STANDSTILL AGREEMENT (this “Agreement”), dated as of August 29, 2016, is entered into by and between (i) Concurrent Computer Corporation, a Delaware corporation (the “Company”), on the one hand, and (ii) JDS1, LLC, a Delaware limited liability company (the “Investor”), Julian Singer, in his individual capacity (the “Investor Affiliate,” and together with the Investor, the Investor Affiliate, and the Affiliates and Associates of each of the foregoing, the “Investor Group”), and Wayne Barr in his individual capacity (the “Nominee”), on the other hand.

WHEREAS, as of the date hereof, the members of the Investor Group, collectively, beneficially own, in the aggregate, the number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), set forth on Schedule A; and

WHEREAS, the Company, the Investor Group and the Nominee desire to undertake the actions and agreements contained herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, respective covenants and agreements of the parties contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1
DEFINITIONS

The following terms, as used in this Agreement, have the following meanings:

(a)	the terms “Affiliate” and “Associate” have the respective meanings given to such terms in Rule 12b-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall include Persons who become Affiliates or Associates of any Person subsequent to the date of this Agreement; provided, however, that for purposes of this Agreement, (a) the members of the Investor Group and their Affiliates and Associates, on the one hand, and the Company and its Affiliates and Associates, on the other, shall not be deemed to be “Affiliates” or “Associates” of one another and (b) any business entity of which the Nominee is a member of the board of directors (or similar governing body) shall not be deemed to be an “Affiliate” of the Investor solely due to such relationship;

(b)	the terms “beneficial owner” and “beneficially own” have the respective meanings given to such terms in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(c)	the term “Derivative Instrument” means any profits interest, option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of securities of the Company or with a value derived in whole or in part from the value of any class or series of securities of the Company or any derivative or synthetic arrangement having characteristics of a long position in any class or series of securities of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of securities of the Company, or otherwise;

(d)	the terms “Person” or “Persons” mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;

(e)	the term “Plan” means the Company’s Tax Asset Preservation Plan, dated March 1, 2016; and

(f)	the term “Voting Securities” means Common Stock and any other securities of the Company entitled to vote in the election of directors of the Company, or securities convertible into, or exercisable or exchangeable for Common Stock or such other securities.

ARTICLE 2
BOARD REPRESENTATION

2.1	Director Nominee

(a)	Having considered the request of the Investors that the Nominee be appointed to the Company’s board of directors (the “Board”), and having received the consent of the Nominee to act as a director of the Company, the Nominating Committee of the Board (the “Nominating Committee”) has reviewed such nomination and has recommended the appointment of the Nominee as a director of the Company on the terms set forth in this Agreement. Based upon such recommendation, concurrent with the execution and delivery of this Agreement, the Board has, as of this date, (i) elected the Nominee as a director of the Company, to serve until the annual meeting of stockholders of the Company to be held during the 2016 calendar year (the “2016 Meeting”) on the terms set out in this Agreement, (ii) accepted the resignation of C. Shelton James as a director of the Company, effective conditioned upon the appointment of the Nominee to the Board, and (iii) subject to compliance by each member of the Investor Group and the Nominee with all of the terms of this Agreement and the Nominee continuing to satisfy all of the Conditions (as defined herein), determined to nominate the Nominee for election as a director of the Company and recommend, support and solicit proxies in favor of his election by stockholders at the 2016 Meeting in the same manner as the Company Nominees (as defined herein). If the Nominee is elected by the Company’s stockholders to serve as directors of the Company at the 2016 Meeting, then subject to compliance by each member of the Investor Group and the Nominee with all of the terms of this Agreement and the Nominee continuing to satisfy all of the Conditions, the Nominee shall serve until the annual meeting of stockholders of the Company to be held during the 2017 calendar year (including any adjournment or postponement thereof) (the “2017 Meeting”), or until his earlier death, resignation, disqualification or removal. In addition, in connection with the nomination of the Nominee for election as a director of the Company at the 2016 Meeting, each party to this Agreement hereby acknowledges and agrees that the slate of nominees for election as directors of the Company at the 2016 Meeting will consist of (i) the Nominee (Wayne Barr) and (ii) Derek Elder, Steve G. Nussrallah, Charles Blackmon, Larry Enterline, Dilip Singh and Robert Pons (such individuals in this clause (ii) being the “Company Nominees”).

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(b)	The Company acknowledges that the Nominee has satisfied all of the Conditions to the Nominee’s nomination for election as a director of the Company at the 2016 Meeting under the Company’s Bylaws, policies and procedures, and the Nominee and each member of the Investor Group have provided to the Company the information that is required to be disclosed for a candidate for director in a proxy statement under the federal securities laws or applicable rules and regulations of The Nasdaq Stock Market.

(c)	Promptly following Mr. Barr’s appointment to the Board, the Board agrees to appoint Mr. Barr as (i) a member of the Nominating Committee (such that the Nominating Committee will be comprised of Steve G. Nussrallah, Charles Blackmon and Wayne Barr), and (ii) a member of the special committee formed in connection with the exploration of strategic alternatives (the “Special Committee”). The Company also acknowledges that the Compensation Committee will be comprised of Charles Blackmon, Larry Enterline and Robert Pons. Until the Termination Date (as defined herein), one of Mr. Barr, Mr. Singh and Mr. Pons (collectively, including any replacement nominee designated by the Investor pursuant to Section 2.1(e)(i), the “Designated Directors”) will be a member of the Nominating Committee, one of the Designated Directors will be a member of the Compensation Committee and the Nominee will be a member of the Special Committee. Notwithstanding the foregoing, the Board may change the composition of the Special Committee or request that the Nominee appointed to the Special Committee recuse themselves from the consideration of certain matters if the Board reasonably determines based on the advice of counsel that the Nominee’s participation in matters considered by the Special Committee would be inconsistent with the fiduciary duties of the Board or if the Nominee has a conflict of interest regarding matter(s) considered by the Special Committee unrelated to the fact that the Nominee was added to the Board at the request of the Investor Group.

(d)	Upon becoming a director of the Company, and at all times while serving as a director of the Company, the Nominee shall: (i) comply with all reasonably customary policies, procedures, processes, codes, rules, standards and guidelines generally applicable to members of the Board, including, without limitation, the Company’s code of conduct, Insider Trading Compliance Policy (the “Trading Policy”) and corporate governance guidelines; (ii) keep confidential and not publicly disclose discussions and matters considered in meetings of the Board and committees of the Board, unless previously disclosed publicly by the Company; (iii) be compensated for his service as a director and will be reimbursed for his expenses on the same basis as all other non-employee directors of the Company; (iv) be granted equity-based compensation and other benefits on the same basis as all other non-employee directors of the Company; and (v) be entitled to the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-employee directors of the Company as such rights may exist from time to time.

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(e)	The Company, each member of the Investor Group and the Nominee acknowledges and agrees that:

(i)	if, prior to the Termination Date, one of the Designated Directors is or otherwise becomes unable to serve as a director of the Company due to death, disability, conflict of interest or a legitimate personal hardship (or if the Nominee shall fail to satisfy the Conditions), the Investor shall have the right to designate another individual for appointment as a replacement nominee, provided that any replacement nominee meets all independence and other standards under the applicable rules of The Nasdaq Stock Market and the SEC and the applicable provisions of the Exchange Act, has the relevant financial and business experience to fill the resulting vacancy and shall be subject to the reasonable approval of the Nominating Committee in good faith after exercising its fiduciary duties in accordance with the Company’s corporate governance guidelines and the charter of the Nominating Committee, (and, any such individual shall be considered as a “Nominee” for all purposes under this Agreement), provided further, however, that such replacement nominee shall be required to sign a joinder agreement agreeing to be bound by the terms and provisions of this Agreement;

(ii)	the Company shall be under no obligation to nominate the Nominee or any other designee of the Investor for election to the Board at the 2017 Meeting; and

(iii)	if, prior to a Company Nominee’s election to the Board at the 2016 Meeting, a Company Nominee is or otherwise becomes unable or unwilling to serve as a director of the Company (other than where the Company Nominee is also a Designated Director and such Designated Director is unable to serve due to any of the circumstances set forth in Section 2.1(e)(i)) the Company shall have the right to designate another individual for appointment as a replacement nominee, subject to the reasonable approval of the Investor (and, any such individual shall be considered as a “Company Nominee” for all purposes under this Agreement).

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(f)	The Company agrees that, without the Investor’s written consent, from the date of this Agreement until one day after the 2017 Meeting, the size of the Board shall be fixed at seven directors. Until the Termination Date, the Company agrees that it will not form new committees or subcommittees of the Board to which significant decision-making authority is delegated that do not have the Nominee as a member, unless the Board reasonably determines based on advice of counsel that a failure to do so would be inconsistent with the fiduciary duties of the Board.

(g)	The Investor hereby irrevocably withdraws its letter dated July 27, 2016 (as supplemented on July 29, 2016) providing notice to the Company of its intention to nominate certain individuals for election as directors of the Company at the 2016 Meeting (the “JDS1 Nomination”), and the Investor Group shall immediately cease, and shall cause each of its Affiliates to immediately cease, all efforts, direct or indirect, in furtherance of the JDS1 Nomination and any related solicitation in connection with the JDS1 Nomination.

2.2	Conditions

(a)	Notwithstanding anything to the contrary in this Agreement, the Nominee shall, as a condition to being nominated and at all times while serving on the Board, satisfy the following conditions as reasonably determined by the Board (such conditions referred to as the “Conditions”);

(i)	meet all independence and other standards under applicable rules of The Nasdaq Stock Market and the SEC and applicable provisions of the Exchange Act; and

(ii)	be qualified to serve as a director under Delaware law.

(b)	The Nominee shall promptly advise the Chairperson of the Nominating Committee in writing in the event that the Nominee ceases to satisfy any of the Conditions.

(c)	Notwithstanding anything to the contrary in this Agreement, if at any time while the Nominee serves as a director of the Company (i) the Nominee ceases to satisfy any of the Conditions or breaches any of his obligations under Section 2.1(d), or (ii) if this Agreement is terminated by the Company pursuant to Section 5.13(b) or 5.13(c), the Nominee shall resign from the Board and all applicable Board committees immediately, and the Nominee shall deliver his written resignation to the Board forthwith.

2.3	Nature of Rights

Notwithstanding anything to the contrary in this Agreement, the rights and privileges set forth in this Article 2 shall be personal to each member of the Investor Group and the Nominee and may not be transferred or assigned to any Person.

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ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Investor and the Investor Affiliate

The Investor and the Investor Affiliate, jointly and severally, represent and warrant to the Company that:

(a)	the Investor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (if applicable) and has all requisite power and authority to execute and deliver this Agreement;

(b)	this Agreement has been duly executed and delivered by each of the Investor, the Investor Affiliate and the Nominee;

(c)	this Agreement constitutes the valid and binding agreement of the Investor, the Investor Affiliate and the Nominee, enforceable against the Investor, the Investor Affiliate and the Nominee in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization moratorium, and similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), in each case now or hereafter in effect;

(d)	as of the date of this Agreement, (i) the members of the Investor Group, collectively, beneficially own, in the aggregate, the number of shares of Common Stock set forth on Schedule A, and (ii) such shares of Common Stock constitutes all of the Voting Securities beneficially owned by the members of the Investor Group;

(e)	this Agreement will not result in a violation of any terms or provisions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party; and

(f)	except as set forth on Schedule A, no member of the Investor Group, directly or indirectly (i) owns beneficially or of record any Derivative Instruments, (ii) beneficially owns, or has any rights or options, or is party to any proxy, contact, arrangement, agreement or understanding to acquire or vote, any shares of Common Stock or Derivative Instruments or (iii) beneficially owns, or has any rights or options, or is party to any proxy, contact, arrangement, agreement or understanding to acquire any debt securities of the Company.

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3.2	Representations and Warranties of the Company

The Company represents and warrants to the Investor that:

(a)	the Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement;

(b)	this Agreement has been duly executed and delivered by the Company;

(c)	this Agreement will not result in a violation of any terms or provisions of any agreements to which such person is a party or by which such person may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such person; and

(d)	this Agreement constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), in each case now or hereafter in effect.

ARTICLE 4
COVENANTS

4.1	Covenants of the Investor Group

(a)	Except as otherwise requested by the Board, the Investor and the Investor Affiliate shall cause all Voting Securities beneficially owned, directly or indirectly, by each of the Investor and the Investor Affiliate and any other members of the Investor Group, or over which any of them exercise control or direction, to be present for quorum purposes and to be voted, at the 2016 Meeting in accordance with the Board’s recommendation with respect to (i) each of the Company’s nominees for election to the Board and (ii) any amendment to the Company’s certificate of incorporation proposed by the Company providing for limitations on the ownership of the outstanding shares of common stock of the Company to preserve the Company’s net operating losses (the “Charter Amendment”), provided that any such Charter Amendment does not prohibit the Investor, Investor Affiliate, or any of their respective Affiliates or Associates from beneficially owning shares of the common stock of the Company in an amount that is less than or equal to 19.9% of the outstanding shares of Common Stock of the Company if the beneficial ownership of such Common Stock by the Investor, the Investor Affiliate, or any of their respective Affiliates or Associates would reasonably be expected to actually limit the Company’s ability to utilize the NOLs (as defined in the Plan); and

(b)	From the date of this agreement until the Termination Date, no member of the Investor Group shall, unless specifically requested or authorized in writing by a resolution of a majority of the directors of the Company (not including the Nominee), directly or indirectly, in any manner, alone or in concert with others:

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(i)	except as already in effect as of the date hereof and previously disclosed in the Schedule 13D with respect to the Company filed with the SEC by the Investor on February 16, 2016, as amended (the “Investor 13D”), form, join, encourage, influence, advise or in any way participate in any partnership, limited partnership, syndicate or other group, including, without limitation, any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Securities or otherwise in any manner agree, attempt, seek or propose to deposit any Voting Securities into any voting trust or subject any Voting Securities to any voting or similar arrangement, other than solely with other members of the Investor Group and the Nominee;

(ii)	(A) make, or in any way encourage or participate in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Rule 14a−1(l)(2)(iv) under the Exchange Act) or consents to vote, or seek to advise, encourage or influence any Person with respect to the voting of, any Voting Securities; or (B) otherwise communicate with the Company’s stockholders or others pursuant to Rule 14a−1(l)(2)(iv) under the Exchange Act or otherwise regarding the Board, the Company, or the management, policies, strategies, affairs or business of the Company;

(iii)	(A) initiate, propose or otherwise “solicit” (as such terms are used in the proxy rules of the SEC) stockholders of the Company for the approval of any stockholder proposal or cause or encourage any Person to initiate any such stockholder proposal; (B) seek to call, or request the call of, or call a special meeting of the stockholders of the Company; or (C) make a request for a list of the Company’s stockholders or other Company records;

(iv)	support or participate in any “withhold the vote” or similar campaign with respect to the Company or the Board, or seek election or appointment to, or representation on, or nominate or propose the nomination of any candidate to the Board, including any nomination of any candidate to stand for election to the Board at the 2016 Meeting, other than the Nominee (including any replacements designated in accordance with this Agreement) or the Company Nominees (including any replacements designated in accordance with this Agreement); or seek the removal of any member of the Board;

(v)	otherwise take, or make any public disclosure, announcement or statement (including, without limitation, the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) with respect to any intention, plan or arrangement to take (or in support of any intention, plan or arrangement of a third party to take), any action that is inconsistent with, any provision of this Agreement;

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(vi)	enter into any affirmative discussions or communications, or enter into any arrangement, understanding or agreements (whether written or oral) with, or encourage, advise, assist, finance or facilitate, any Person in connection with any of the foregoing, or make any investment in or enter into any arrangement with any other Person that engages, or offers or proposes to engage, in any of the foregoing; or

(vii)	otherwise take, or solicit, cause or encourage others to take, any action that would not be permitted by any of the foregoing.

(c)	Nothing in this Section 4.1 shall limit any actions that may be taken by the Nominee acting solely as a director of the Company consistent with his fiduciary duties as a director to the Company’s stockholders.

(d)	Nothing in this Agreement shall prohibit or restrict the Investor Group from taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over the Investor Group or any of its Affiliates or Associates; provided, that a breach by the Investor Group of this Agreement is not the cause of the applicable requirement.

4.2	Covenants of the Company

(a)	Subject to the terms and conditions set forth in this Agreement, the Company acknowledges and agrees, so long as (i) none of the Investor, the Investor Affiliate, or any of their respective Affiliates or Associates, beneficially owns more than 19.9% of the outstanding shares of Common Stock and (ii) any acquisition of Common Stock by the Investor, the Investor Affiliate, or any of their respective Affiliates or Associates would reasonably be expected to actually limit Company’s ability to utilize the NOLs, that none of Investor, Investor Affiliate, or any of their respective Affiliates or Associates shall be deemed to be an “Acquiring Person” (as defined in the Plan), or any corollary provision in any Charter Amendment adopted by the Company’s stockholders after the date of this Agreement.

(b)	Notwithstanding anything to the contrary in this Agreement, if, at any time, the Board reasonably determines that any acquisition of additional Common Stock by the Investor, the Investor Affiliate, or any of their respective Affiliates or Associates would reasonably be expected to actually limit the Company’s ability to utilize the NOLs, then following written notice delivered by the Board to the Investor (the “Waiver Termination Notice”) (i) Section 4.2(a) of this Agreement and the waiver contemplated thereby shall not apply to any acquisition of any additional shares of Common Stock by the Investor, the Investor Affiliate, or any of their respective Affiliates or Associates and (ii) the Investor and the Investor Affiliate shall, and shall cause any of their respective Affiliates and Associates to, promptly cease any acquisition of any additional shares of Common Stock of the Company, in each case, following the Investor’s receipt of such Waiver Termination Notice; provided, however, that the Investor, the Investor Affiliate, and any of their respective Affiliates or Associates shall nonetheless be permitted to acquire ownership of shares of Common Stock as a result of the exercise or assignment of any option contracts that were entered into and disclosed to the Company, in writing (including pursuant to the Investors’ Section 13D filings) or through electronic mail to an individual designated by the Company, prior to the date that the Investor received the Waiver Termination Notice.

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4.3	Non-Disparagement

Until the Termination Date, neither the Company and its officers, directors or Affiliates, on the one hand, nor any of the Investor Group and their respective officers, directors or Affiliates, on the other hand, shall directly or indirectly make or issue or cause to be made or issued any disclosure, announcement, or statement (including the filing of any document or report with the SEC or any other governmental agency unless required by law or the rules of any securities exchange on which the Common Stock is listed or traded and any disclosure to any journalist, member of the media, or securities analyst) concerning the other party or any of its respective past, present or future directors, director nominees, officers, members, employees, advisors or other Affiliates, which disparages such other party or any of such other party’s respective past, present, or future directors, director nominees, officers, members, employees, advisors or other Affiliates Associates. The restrictions in this Section 4.3 shall not apply in any compelled testimony or production of information, either by legal process, subpoena or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought to the extent legally required; provided, however, that the recipient of such legal process, subpoena, or request shall promptly notify the other parties hereto of the receipt of such legal process, subpoena or request so that such other parties may seek an appropriate protective order or other remedy and the recipient shall reasonably cooperate in connection therewith.

4.4	Confidential Information and Other Related Matters

Each of the Investor and the Investor Affiliate acknowledges and agrees that the Nominee has received a copy of the Trading Policy and shall use good faith efforts to cause the Nominee to:

(a)	comply with the terms of such policy, which will restrict each Nominee from disclosing confidential information regarding the Company to the Investor and the Investor Affiliate; and

(b)	keep confidential and not disclose discussions and matters considered in meetings of the Board and Board committees, unless previously disclosed publicly by the Company.

4.5	Public Announcements and Securities Filings

(a)	The Company shall announce this Agreement and the material terms hereof by a press release in the form attached hereto as Exhibit A (the “Press Release”) on, or as soon as practicable after, the date hereof.

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(b)	The Investor, the Investor Affiliate and the Nominee shall promptly prepare and file an amendment (the “13D Amendment”) to the Investor 13D, and any amendments thereto, reporting the entry into this Agreement and amending applicable items to conform to its obligations hereunder. The 13D Amendment shall be consistent with the Press Release and the terms of this Agreement. The Investor and the Investor Affiliate shall provide the Company with reasonable opportunity to review and comment upon the 13D Amendment prior to filing, and shall consider in good faith any changes proposed by the Company.

(c)	The Company shall promptly prepare and file a Current Report on Form 8-K (the “Form 8-K”) reporting the entry into this Agreement. The Form 8-K shall be consistent with the Press Release and the terms of this Agreement. The Company shall provide the Investor with reasonable opportunity to review and comment upon the Form 8-K prior to filing, and shall consider in good faith any changes proposed by the Investor.

ARTICLE 5
GENERAL

5.1	Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given to a party if delivered in person or sent by overnight delivery (providing proof of delivery) to the party at the following addresses (or at such other address for a party as shall be specified by like notice) on the date of delivery, or if by facsimile, upon confirmation of receipt:

If to the Company:	Concurrent Computer Corporation 4375 River Green Parkway, Suite 100 Duluth, Georgia 30096 Attention: Executive Vice President Facsimile: (678) 258-3933

If to any member of the Investor Group:	JDS1, LLC 2200 Fletcher Avenue, Suite 501

Fort Lee, New Jersey 07024-5016

Attention: Julian Singer

5.2	No Third-Party Beneficiaries

Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any Persons other than the parties and their respective successors (it being understood in the case of the death of the Nominee, his heirs, administrators, executors and personal representatives shall have no such rights, benefits or remedies but shall be subject to any confidentiality or non-disclosure obligations that would have been applicable to the Nominee in the absence of his death) and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any party, nor shall any provisions give any third Persons any right or subrogation over action against any party.

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5.3	Securities Laws

Each of the Investor and the Investor Affiliate acknowledge that the members of the Investor Group are aware and that the members of the Investor Group have been advised that the federal securities laws prohibit any Person having non-public material information about a company from purchasing or selling securities of that company.

5.4	Communications

Except as may be otherwise agreed with the Company from time to time, no members of the Investor Group (other than the Nominee to the extent acting in his capacity as a member of the Board consistent with his fiduciary duties as a director to the Company’s stockholders) will initiate or cause to be initiated (other than through members of the Board, the Company’s Chief Executive Officer, the Company’s Chief Financial Officer, the Company’s General Counsel or such other Person(s) as the Company may designate in writing) any communication relating to the business of the Company or its Affiliates, in each case, with any officer, director or employee of the Company or any of its Affiliates.

5.5	Governing Law

This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof. The parties and their respective Affiliates and Associates: (a) irrevocably and unconditionally consent and submit to the jurisdiction of the Court of Chancery of the State of Delaware for purposes of any action, suit or proceeding arising out of or relating to this Agreement; (b) agree that service of any process, summons, notice or document by U.S. registered mail to the address set forth at the end of this Agreement shall be effective service of process for any action, suit or proceeding brought against them; (c) irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in the Court of Chancery of the State of Delaware; and (d) irrevocably and unconditionally waive the right to plead or claim, and irrevocably and unconditionally agree not to plead or claim, that any action, suit or proceeding arising out of or relating to this Agreement that is brought in the Court of Chancery of the State of Delaware has been brought in an inconvenient forum.

5.6	Fees and Expenses

The Company shall pay (or shall reimburse the Investor and the Investor Affiliate for) the reasonably documented fees and expenses in an amount not to exceed $235,000 incurred by the Investor and the Investor Affiliate as of the date of this Agreement in connection with the negotiation, execution and delivery of this Agreement and the circumstances giving rise hereto, and paid or payable to third parties. Except as set forth in the preceding sentence, each party shall bear all fees and expenses incurred by such party in connection with this Agreement and no party shall seek or be entitled to reimbursement of any such fees and expenses from the other party.

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5.7	Assignment; Successors

This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors (except, in the case of the Nominee, as provided in Section 5.2). Without the consent of the Investor in the case of an assignment or delegation by the Company, and without the consent of the Company in the case of an assignment or delegation by a member of the Investor Group, no party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise.

5.8	Amendments; Waivers

Subject to applicable law, this Agreement may only be amended pursuant to a written agreement executed by all the parties, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party against whom such waiver or consent is to be effective. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

5.9	Entire Agreement

This Agreement constitutes the entire agreement of all the parties and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party which is not contained in this Agreement and no party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein or therein. The parties expressly disclaim reliance on any information, statements, representations or warranties regarding the subject matter of this Agreement other than the terms of this Agreement.

5.10	Counterparts

To facilitate execution, this Agreement may be executed in any number of counterparts (including by facsimile transmission or e-mail), each of which shall be deemed to be an original, but all of which together shall constitute one binding agreement on the parties, notwithstanding that not all parties are signatories to the same counterpart.

5.11	Captions

The captions contained in this Agreement are for convenience only and shall not affect the construction or interpretation of any provisions of this Agreement.

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5.12	Specific Performance

The parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties are entitled to an injunction or specific performance of the terms hereof in addition to any other remedies at law or in equity.

5.13	Termination

This Agreement and the provisions herein shall remain in full force and effect until the earliest to occur of (such date, the “Termination Date”):

(a) (i) fifteen (15) business days prior to the deadline for the submission of stockholder nominations of directors and business proposals for the 2017 Meeting pursuant to the Company’s Amended and Restated Bylaws, and (ii) if the 2017 Meeting is not held prior to the first anniversary of the 2016 Meeting (the “Outside Date”), then the date that, but for the Company’s failure to hold the 2017 Meeting by the Outside Date, would have been fifteen (15) business days prior to the expiration of the Company’s deadline for the submission of stockholder nominations of directors and business proposals pursuant to the Company’s Amended and Restated Bylaws with respect to the 2017 Meeting had the 2017 Meeting occurred on the Outside Date;

(b) a material breach of this Agreement by the Company, the Board or the Investor Group, provided that the non-breaching party elects in writing to terminate this Agreement (the date of such election of termination being the Termination Date);

(c) receipt of written notice from the Board to the Investor (which notice shall be given in the discretion of the Board) that the members of the Investor Group, collectively, have ceased to beneficially own, in the aggregate, at least 7.5% of the outstanding Voting Securities and the Board desires to terminate this Agreement; or

(d) such other date established by mutual written agreement of the Parties hereto.

Notwithstanding the foregoing, the provisions of Section 4.2 and this Article 5 shall survive the termination of this Agreement.

5.14	Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The parties agree to use their commercially reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

* * * * *

14

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

Concurrent Computer Corporation

By:	/s/ Derek Elder
Name: Derek Elder Title: President and Chief Executive Officer

JDS1, LLC

By:	/s/ Julian Singer
Name: Julian Singer Title: Manager

Julian Singer

By:	/s/ Julian Singer

Signature Page to Board Representation and Standstill Agreement

NOMINEE:

/s/ Wayne Barr
By: Wayne Barr

Signature Page to Board Representation and Standstill Agreement

Schedule A

Shares of Common Stock Beneficially Owned by the Investor Group

JDS1, LLC	894,536

Julian Singer	894,536

The Investor has sold 325 Put Contracts as of the date hereof:

Nature of the Transaction	Put Options Purchased / (Sold)[1]
Sale of Put Options	(200) CCUR Put Contracts@$5;9/16/16 (Sell)
Sale of Put Options	(25) CCUR Put Contracts@$5;9/16/16 (Sell)
Sale of Put Options	(100) CCUR Put Contracts@$5;9/16/16 (Sell)

[1]	Each Put Contract relates to 100 shares of Common Stock.

Exhibit A

Press Release

FOR IMMEDIATE RELEASE

Concurrent’s Appointment of Directors

ATLANTA, GA – August 29, 2016 – Concurrent (NASDAQ: CCUR), a global provider of high-performance Linux® and storage solutions, today announced that it has reached an agreement under which Wayne Barr will join Concurrent’s Board of Directors. This agreement was reached between the Company and JDS1, LLC and Julian Singer, beneficial owners of the Company’s common stock. Under the terms of the agreement:

•	JDS1, LLC and Julian Singer, as beneficial owners, will vote their shares in favor the Company’s slate of board nominees at the Company’s 2016 Annual Meeting of Stockholders.

•	C. Shelton James has resigned from the Board and the Board has appointed Wayne Barr to serve as a new director for a term that expires at the 2016 Annual Meeting of Stockholders.

•	The Board will nominate Wayne Barr for election as a director of the Company together with Steve Nussrallah, Derek Elder, Charles Blackmon, Larry Enterline, Dilip Singh, and Robert Pons and will recommend in favor of their election by stockholders at the 2016 Annual Meeting of Stockholders.

Mr. Barr has extensive experience in the telecommunications, technology, and real estate sectors, currently working as the managing director of full-service real estate firm, Alliance Group of NC, LLC, as well as the principal at Oakleaf Consulting Group, which he founded in 2001. Mr. Barr co-founded and worked as the president of Capital & Technology Advisors and has held board memberships at numerous companies, including Anacomp, Leap Wireless International, NEON Communications, Globix Corporation, and nanotechnology company Evident Technologies. Since January 2014, Barr has been a director of public financial and diversified holding company HC2 Holdings (NYSE: HCHC).

Steve G. Nussrallah, Chairman of the Board, stated, “On behalf of the entire Concurrent board, I would like to thank Mr. James for his time, dedication and invaluable contributions to Concurrent. He has been an asset to our company and he will be genuinely missed. We are also pleased that Mr. Barr is joining the Concurrent board. Mr. Barr brings to Concurrent a broad range of experience and knowledge and we are confident that he will be a great contributor to the Company.”

In connection with the appointment of Mr. Barr to the Board, the Company has entered into a customary standstill agreement with JDS1, LLC and Julian Singer. Details of this agreement can be found in Concurrent’s 8-K filed today with the U.S. Securities and Exchange Commission.

About Concurrent

Concurrent (NASDAQ: CCUR) is a global software and solutions company that develops advanced applications on a core foundation of high-performance Linux and storage technologies. We serve industries and customers that demand uncompromising performance, reliability and flexibility to gain a competitive edge, drive meaningful growth and confidently deliver best-in-class solutions that enrich the lives of millions of people around the world every day. Offices are located in North America, Europe and Asia. Visit www.concurrent.com for further information and follow us on Twitter: www.twitter.com/Concurrent_CCUR.

Certain statements made or incorporated by reference in this release may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments, including, but not limited to, Concurrent’s intent to recommend in favor of the election of the slate of directors described above at the 2016 Annual Meeting of Stockholders, are forward-looking statements within the meaning of these laws. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected.

Some of these risks and uncertainties include, without limitation: changes in the value, character or nature of Concurrent’s net operating loss carryforwards; the potential consolidation of the markets that we serve, U.S. government sequestration; European austerity measures; delays or cancellations of customer orders; non-renewal of maintenance and support service agreements with customers; changes in product demand; economic conditions; various inventory risks due to changes in market conditions; margins of video solutions business to capture new business; fluctuations and timing of large video solutions orders; doing business in the People’s Republic of China; uncertainties relating to the development and ownership of intellectual property; uncertainties relating to our ability and the ability of other companies to enforce their intellectual property rights; the pricing and availability of equipment, materials and inventories; the concentration of our customers; failure to effectively manage change; delays in testing and introductions of new products; the impact of reductions in force on our operations; rapid technology changes; system errors or failures; reliance on a limited number of suppliers and failure of components provide by those suppliers; uncertainties associated with international business activities, including foreign regulations, trade controls, taxes, and currency fluctuations; the impact of competition on the pricing of video solutions products; failure to effectively service the installed base; the entry of new well-capitalized competitors into our markets; the success of new video solutions; the success of our relationships with technology and channel partners; capital spending patterns by a limited customer base; the current challenging macroeconomic environment; continuing unevenness of the global economic recovery; privacy concerns over data collection; our ability to utilize net operating losses to offset cash taxes in the event of an ownership change as defined by the Internal Revenue Service; earthquakes, tsunamis, floods and other natural disasters in areas in which our customers and suppliers operate; and the availability of debt or equity financing to support our liquidity needs.

Other important risk factors are discussed in Concurrent’s Form 10-K filed August 26, 2015 with the Securities and Exchange Commission (“SEC”), and in subsequent filings of periodic reports with the SEC. The risk factors discussed in the Form 10-K and subsequently filed periodic reports under the heading “Risk Factors” are specifically incorporated by reference in this press release. Forward-looking statements are based on current expectations and speak only as of the date of such statements. Concurrent undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information, or otherwise.

# # #

Concurrent Computer Corporation and its logo are registered trademarks of Concurrent. All Concurrent product names are trademarks or registered trademarks of Concurrent while all other product names are trademarks or registered trademarks of their respective owners.

For more information, contact:

Media Relations:
Tom Williams
Phone: (678) 258-4059
Email: tom.williams@ccur.com

Investor Relations:
ICR
Seth Potter
Phone: (646) 277-1230
Email: Seth.Potter@icrinc.com